Exhibit 4.29

Execution Version

INVESTMENT NUMBER 51200

Loan Agreement

between

GRUPO SALUD AUNA MÉXICO, S.A. DE C.V.,

HOSPITAL Y CLÍNICA OCA, S.A. DE C.V.

AND

ONCOSALUD S.A.C.

as Borrowers,

BANCO CITI MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO

CITI MÉXICO, DIVISIÓN FIDUCIARIA

as Administrative Agent,

and

INTERNATIONAL FINANCE CORPORATION

as Lender

Dated as of October 28, 2025

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- iv -

LOAN AGREEMENT

LOAN AGREEMENT (the “Agreement”) dated as of October [28], 2025 (the “Signing Date”), among GRUPO SALUD AUNA MÉXICO, S.A. DE C.V. (“Auna México”) and HOSPITAL Y CLÍNICA OCA, S.A. DE C.V. (“OCA”), each a corporation with variable capital (sociedad anónima de capital variable) organized and existing under the laws of Mexico, and ONCOSALUD S.A.C., a closely held corporation (sociedad anónima cerrada) organized and existing under the laws of Peru (“Oncosalud” and together with OCA and Auna México, the “Borrowers” and each, a “Borrower”), BANCO CITI MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO CITI MÉXICO, DIVISIÓN FIDUCIARIA, a banking institution organized and existing under the laws of Mexico, in its capacity as administrative agent hereunder or any successor administrative agent (the “Administrative Agent”), and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including Mexico (“IFC”).

RECITAL

(A) On or about the date hereof, the Borrowers are entering into the Syndicated Credit Agreement (as defined below) in order to procure loans for the purposes specified in Section 6.11 of such Syndicated Credit Agreement.

(B) In parallel to the Syndicated Credit Agreement, the Borrowers have requested that IFC provide a loan for the above-referenced purposes and IFC is willing to provide that loan.

(C) Given certain specific policy and other requirements applicable to IFC and any financing provided by it, IFC, the Administrative Agent, and the Borrowers are entering into this separate agreement, in parallel with the Syndicated Credit Agreement, in order to provide for additional terms and conditions that shall govern the loan to be provided by IFC to the Borrowers in addition to the applicable terms under the Syndicated Credit Agreement.

ARTICLE I

Definitions and Interpretation

Section 1.01. Definitions. Unless otherwise defined herein, capitalized terms used in this Agreement and not defined herein shall have the same meanings assigned to them in the Syndicated Credit Agreement. The following terms have the following meanings:

“Accounting Standards” means International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (“IASB”) (which include standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

“Action Plan” means the Environmental and Social Action Plan set forth in Annex C (Environmental and Social Action Plan), as the same may be amended or supplemented from time to time in accordance with the terms hereof;

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Amortization Schedule” means the amortization schedule set forth in Schedule 5 (Amortization Schedule);

“Annual Monitoring Report” means the annual monitoring report substantially in the form attached as Schedule 1 hereto setting out the specific environmental and social requirements of the Borrowers in respect of their and their Subsidiaries’ Operations, as such may be amended or supplemented from time to time in accordance with the terms hereof;

“Anti-Harassment Policy” means the anti-harassment policy, dated as of 17 October 2024, satisfactory in form and substance to IFC;

“Applicable E&S Law” means all applicable statutes, laws, ordinances, rules and regulations of the Country, including but not limited to any license, permit or other governmental Authorization, imposing liability or setting standards of conduct concerning any environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards;

“Auna México” has the meaning assigned to it in the preamble of this Agreement;

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Governmental Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative” means any natural person who is duly authorized by each Borrower to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Responsible Officer’s Certificate most recently delivered by such Person to IFC;

“Availability Period” means the period from the Signing Date to the date upon which the Loan has been either disbursed in full or cancelled;

“Banco de México” the central bank of the Country;

“Business Day” means

(i) for the purpose of determining the Interest Rate, a Mexico City and New York Business Day; and

(ii) for all other purposes, a day that is a SOFR Banking Day and on which banks are open for business in New York, New York and Mexico City, in the Country;

“CAO” means Compliance Advisor Ombudsman, the independent accountability mechanism for IFC for environmental and social concerns, which is governed by the CAO Policy;

“CAO Policy” means the IFC/MIGA Independent Accountability Mechanism (CAO) Policy dated June 28, 2021, outlining CAO’s purpose, mandate and functions, core principles, governance, and operating procedures, as the same may be amended, updated or supplemented at any time and from time to time;

“Charter” means with respect to any Person, the memorandum and articles of association, the estatutos sociales and/or such other constitutive document, howsoever called, of such Person;

“Child Protection Incident” means any SEA Incident or other violence, abuse or exploitation (including but not limited to physical abuse, emotional /psychological abuse, sexual abuse, neglect or negligent treatment and maltreatment) of a child (an individual under 18 years old), irrespective of consent, by an officer, director, employee, agent, contractor, or subcontractor of any Borrower or any of its Subsidiaries which has occurred or is alleged to have occurred in a complaint or report to the respective Borrower or to any of its Subsidiaries in connection with any of the Borrowers’ or any of its Subsidiaries’ Operations;

“Child Protection Policy” means a child protection policy, satisfactory in form and substance to IFC;

“Closing Date” means the date on which all the conditions precedent in Section 4.01 (Conditions of the Disbursement) are satisfied or waived by IFC;

“Colombian Notes” means a promissory note governed by Colombian law with blank spaces and its corresponding letter of instructions (pagaré con espacios en blanco y carta de instrucciones) executed and delivered by each Colombian Guarantor to evidence its obligations as Guarantors, substantially in the form of Schedule 6.

“Commitment Fee” has the meaning assigned to it under Section 2.09(i) (Fees);

“Country” means Mexico;

“Credit Adjustment Spread” per annum rate equal to 0.4286%

“Daily Non-Cumulative Compounded TIIE-F Rate” has the meaning set forth in Annex D (Interest Calculation);

“Default Period” means, with respect to any payment due and unpaid under Section 2.05(a) (Default Interest Rate) and so long as such payment remains due and unpaid, each period beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to any payment due and unpaid under Section 2.05(a) (Default Interest Rate) when it means the period beginning on the date on which that payment first became due and ending on the day immediately before the next following Interest Payment Date;

“Defaulting” as applicable to IFC, means if IFC (i) has failed to fund all or any portion of the Loan within two Business Days of the date such Loan or portion thereof was required to be funded hereunder unless IFC notifies the Borrowers that such failure is the result of IFC’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or, (ii) has notified the Borrowers that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to IFC’s obligation to fund the Loan hereunder and states that such position is based on IFC’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (iii) has failed, within three Business Days after request by the Borrowers to confirm to the Borrowers that it will comply with its prospective funding obligations hereunder; provided, that IFC shall cease to be Defaulting pursuant to this clause (iii) upon receipt of such confirmation by the Borrowers;

“Disbursement” means the disbursement of the Loan; made in accordance with Section 2.02 (Disbursement Procedures) and designated as such in the relevant Loan Notice or, as the context requires, the principal amount of that disbursement outstanding from time to time;

“Dispute” has the meaning assigned to it under Section 7.05 (Applicable Law and Jurisdiction);

“Dollars” and “$” means the lawful currency of the United States of America;

“E&S Management System” means the Borrowers’ environmental and social management system enabling it to identify, assess and manage Operations risks on an ongoing basis in a manner consistent with the Performance Standards;

“Event of Default” means any of the Syndicated Credit Agreement Events of Default and any of the IFC Events of Default included in Section 6.02 (Events of Default);

“Financial Year” means with respect to each Borrower and each of its Subsidiaries, the accounting year commencing each year on January 1st and ending on the following December 31st, or such other period as such Person, with IFC’s consent, from time to time designates as its accounting year;

“Governmental Authority” means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“IFC Event of Default” has the meaning assigned to that term in Section 6.02 (Events of Default);

“IFC Financing Documents” means, collectively, this Agreement, the Syndicated Credit Agreement, the Intercreditor Agreement, the Security Documents, each Pagaré, and any other document designated as such by the Borrowers and IFC;

“Incident Report” means a report concerning an SEA Incident or Child Protection Incident, specifying such incident and any effects resulting or likely to result from such incident, and the measures the respective Borrower or its Subsidiaries is taking or plans to take to address them and to prevent any future similar incident, provided that the provision of information in or relating to an Incident Report shall (a) exclude the identities of the individuals involved (or alleged to be involved) in the relevant SEA Incident or Child Protection Incident and all other information in personally identifiable form, and (b) shall comply in all respects with Section 7.12 (Personal Data);

“Increased Costs” means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to IFC in connection with the making or maintaining of the Loan that result from:

(i) any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Governmental Authority charged with its administration; or

(ii) compliance with any request from, or requirement of, any central bank or other monetary or other Governmental Authority;

which, in either case, occurs after the date of this Agreement:

(A) imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by IFC;

(B) imposes a cost on IFC as a result of IFC having made the Loan reduces the rate of return on the overall capital of IFC that it would have achieved, had IFC not made the Loan;

(C) changes the basis of taxation on payments received by IFC in respect of the Loan (otherwise than by a change in taxation of the overall net income of IFC imposed by the jurisdiction of its incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction); or

(D) imposes on IFC any other condition regarding the making or maintaining of the Loan;

“Increased Costs Certificate” means a certificate provided from time to time by IFC, certifying:

(i) the circumstances giving rise to the Increased Costs;

(ii) that the costs of IFC have increased or its rate of return has been reduced;

(iii) that IFC has, in its opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(iv) the amount of Increased Costs;

“Interest Payment Date” means the last day of each Interest Period and the Maturity Date, subject to adjustment in accordance with Section 1.04. (Business Day Adjustment);

“Interest Period” means, (i) initially, the period commencing on (and including) the Closing Date and ending on (but excluding) the 15th day in the calendar month immediately following the month of the Closing Date and (ii) thereafter, each period commencing on (and including) the last day of the immediately preceding Interest Period and ending on (but excluding) the 15th day in the calendar month that is one (1) month thereafter;

“Interest Rate” means for any Interest Period, the rate at which interest is payable on the Loan during that Interest Period, determined in accordance with Section 2.04 (Interest);

“Intergovernmental Panel on Climate Change” means the United Nations body for assessing the science related to climate change.

“Loan” means the loan defined as such under Section 2.01 (The Loan) or, as the context requires, the outstanding principal amount thereof;

“Loan Currency” means Mexican Pesos;

“Loan Notice” a request for Disbursement hereunder in the form of Exhibit F (Loan Notice) of the Syndicated Credit Agreement;

“Loss” has the meaning assigned to it under Section 7.07 (Indemnification; No Consequential Damages);

“Material Adverse Effect” means a material adverse effect on:

(i) the business, condition (financial or otherwise), operations or properties of the Borrowers and their Subsidiaries, taken as a whole;

(ii) the ability of the Borrowers and their Subsidiaries, taken as a whole, to perform their respective obligations under the IFC Financing Documents to which they are a party; or

(iii) the ability of IFC to enforce any material provision of the IFC Financing Documents (or, in the case of the Syndicated Credit Agreement, the ability of any agent or lender to enforce any material provision thereof);

“Mexican Notes” means non-negotiable promissory notes (pagarés no negociables) governed by Mexican law executed and delivered by the Mexican Borrowers making the respective Loan, as maker (suscriptor), and any Guarantors incorporated in Mexico, as guarantors (por aval), if applicable, substantially in the form of Schedule 7, and delivered by each such Borrower in favor of IFC (or its counsel) in the amount of the respective Loan.

“Mexican Pesos” and/or “MXN$” means the lawful currency of the Country;

“Mexico City and Washington Business Day” means a day that is both a Mexico City Business Day and a Washington Business Day;

“Mexico City Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in Mexico City, in the Country;

“Mexico City and New York Business Day” means a day that is a Mexico City Business Day and a New York Business Day;

“Monitoring Fee” has the meaning assigned to it under Section 2.09(b) (Fees);

“MXN Reset Date” means, with respect to any Reference Period, each day that is a Mexico City Business Day;

“New York Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York, New York, United States of America;

“OCA” has the meaning assigned to it in the preamble of this Agreement;

“Operations” means the operations, activities and facilities of any Person;

“Pagarés” means, collectively, the Peruvian Notes and its corresponding Peruvian Notes Completion Agreement, the Colombian Notes and the Mexican Notes.

“Participant” means any Person who acquires a Participation;

“Participation” means the interest of any Participant in the Loan, or as the context requires, in any Disbursement;

“Performance Standards” means IFC’s Performance Standards on Environmental & Social Sustainability, dated January 1, 2012, a copy of which has been delivered to and receipt of which has been acknowledged by the Borrowers;

“Person” means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Peruvian Note” means the incomplete promissory note (pagaré incompleto) governed by Peruvian law executed and delivered by the Borrowers and Peruvian Guarantors (as avalistas), substantially in the form of Schedule 8, in favor of IFC to evidence their obligations as Guarantors.

“Peruvian Notes Completion Agreement” means the instructions (acuerdo de llenado de pagaré) executed by each of the Borrowers and the Peruvian Guarantors (as avalistas) and IFC, with the applicable instructions to complete the Peruvian Note substantially in the form of Schedule 9 (for the Peruvian Note evidencing Loan).

“Physical Climate Risk Exposure” means climate hazards and risks to and related climate impacts on a relevant Person’s business or assets, which shall include at a minimum, climate hazards, impacts and risks associated with changes in temperature, variability in rainfall, changes in the frequency and/or intensity of droughts and/or flooding, among other relevant hazards, which should be measured using historical and projected climate data from reliable sources such as the Intergovernmental Panel on Climate Change climate scenarios, or bespoke climate exposure or other relevant risk tools.

“Potential Event of Default” means any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“Proceeding” has the meaning assigned to it under Section 7.07 (Indemnification; No Consequential Damages);

“Prohibited Activities” means the activities specified in Annex B;

“Purchase Agreement” means the purchase agreement, to be entered into on or around this date, among, inter alios, Auna S.A. and Oncosalud, as co-issuers, the guarantors specified therein and the several initial purchasers named in Schedule I thereto, relating to the sale and purchase of Senior Secured Bonds due 2032.

“Reference Period” means, as the context requires, an Interest Period or a Default Period;

“Relevant Change” has the meaning assigned to it under Section 2.17 (Illegality of Participation);

“Relevant Spread” means, in relation to any Interest Period of the Loan;

(i) from the Closing Date to (but excluding) the first day of the Interest Period commencing immediately after the date on which the Borrowers delivers the financial information for the fiscal quarter ending March 31, 2026, pursuant to Section 6.01(b) of the Syndicated Credit Agreement, 3.25% per annum; and

(ii) thereafter, for each Interest Period, the percentage per annum determined by reference to the Consolidated Leverage Ratio as set forth below, based on the most recently delivered financial statements pursuant to Section 6.01 of the Syndicated Credit Agreement:

Consolidated Leverage Ratio	Relevant Spread/ per annum
>3.75 to 1.00	375 bps
≤3.75 to 1.00 but > 3.00 to 1.00	325 bps
≤3.00 to 1.00	285 bps

“Sanctionable Practice” means any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined in, and interpreted in accordance with, the Anti-Corruption Guidelines attached to this Agreement as Annex A (Anti-Corruption Guidelines for IFC Transactions);

“SEA Incident” means any sexual assault, sexual abuse, or sexual exploitation of any individual by an officer, director, employee, agent, contractor, or subcontractor of any Borrower or of any of their Subsidiaries which has occurred or is alleged to have occurred in a complaint or report to the respective Borrower or to any of its Subsidiaries in connection with any of the Borrowers’ or any of its Subsidiaries’ Operations;

“SOFR” means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

“SOFR Banking Day” means any day other than:

(i) a Saturday or Sunday; and

(ii) a day on which the Securities Industry and Financial Markets Association (or any successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

“Syndicated Credit Agreement” means that certain Credit & Guaranty Agreement, dated as of the date of this Agreement, entered into among the Borrowers, the Guarantors, the Administrative Agent and various financial institutions as lenders and agents, and IFC, as Parallel Lender, as further amended, supplemented, amended and restated or otherwise modified from time to time;

“Syndicated Credit Agreement Event of Default” has the meaning assigned to it under Section 6.02 (Events of Default);

“Term SOFR” means for any day such rate may be required for purposes of this Agreement, the forward-looking term rate based on SOFR for a maturity of six months as provided by CME Group Benchmark Administration Limited (CBA) or its successor (the “Term SOFR Administrator”) to, and published by, authorized distributors of Term SOFR at 6:00 a.m., New York time (or any amended publication time for Term SOFR, as specified by the Term SOFR Administrator in the CME Term SOFR benchmark methodology) on the relevant rate setting day, provided, however, that if such rate is less than zero, Term SOFR shall be deemed to be zero and provided, further, that if such rate is not published on such day, IFC shall substitute such rate as may be determined by it to be an appropriate successor or replacement for Term SOFR based on derivatives market practices then in effect;

“TIIE-F” means in respect of a MXN Reset Date, the Tasa de Interés Interbancaria de Equilibrio de Fondeo (the Interbank Interest Funding Rate) for Mexican Pesos, as published by Banco de México, on such MXN Reset Date in the Diario Oficial de la Federación (Official Gazette of the Federation) and as replicated as set forth under the heading “TIIE de fondeo” or its equivalent as published by the Banco de México on its internet website page, http://www.banxico.org.mx/ (the “Overnight TIIE-F Rate”); provided, however, that in the event of any discrepancy between the Overnight TIIE-F Rate published in the Diario Oficial de la Federación and the Overnight TIIE-F Rate published by the Banco de México on its internet website page on the corresponding Mexico City Business Day, the Overnight TIIE-F Rate published in the Diario Oficial de la Federación will govern, provided, further, that if the Overnight TIIE-F Rate is not published in the Diario Oficial de la Federación, rates replicated by the Banco de México on its internet website page shall not be used; and provided, further, that if the Overnight TIIE-F Rate is less than 0, the Overnight TIIE-F Rate shall be deemed to be 0; and if for any reason there is no Overnight TIIE-F Rate published by Banco de México with respect to a MXN Reset Date, then the TIIE-F for such MXN Reset Date shall be determined by the Administrative Agent according to the then prevailing off-shore swap market convention, reasonably documented by IFC and shared with the Borrowers. Any adjustments made to the Overnight TIIE-F Rate, if made any time later than the end of the Mexico City Business Day on such MXN Reset Date, shall not be taken into account;

“Transaction” means, collectively, the transaction described in Section 6.11 (Use of Proceeds) of the Syndicated Credit Agreement and contemplated by this Agreement;

“Washington Business Day” means a day when IFC’s headquarters located in Washington D.C., United States of America, are open to conduct operations; and

“World Bank” means the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

Section 1.02. Accounting Terms.

. The terms of Section 1.03 (Accounting Terms) of the Syndicated Credit Agreement are incorporated herein by reference, mutatis mutandis, as if set out in this Agreement in full.

Section 1.03. Interpretation. In this Agreement, unless the context otherwise requires:

(a) headings are for convenience only and do not affect the interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) a reference to an Annex, Article, party, Schedule or Section, unless expressly identified as that of a specific document (e.g., the Syndicated Credit Agreement), is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(e) a reference to a party to any document includes that party’s successors and permitted assigns;

(f) any incorporation by reference herein of any obligation of the Borrowers owed to any party under the Syndicated Credit Agreement shall mean such identical obligation, as applicable, but without duplication, owed by the Borrowers to IFC hereunder, mutatis mutandis, as if set forth in full herein as between the Borrowers and IFC;

(g) a reference herein to a term of the Syndicated Credit Agreement shall mean such term as amended from time to time, in accordance with its terms; and

(h) references to sections of the Syndicated Credit Agreement made herein include the relevant section number and section heading; in the case where the section number corresponding to that section heading in the Syndicated Credit Agreement is incorrect (due to mistake, amendment or otherwise), the reference herein shall be deemed to refer to the relevant section of the Syndicated Credit Agreement corresponding to the specific section heading referenced herein.

Section 1.04. Business Day Adjustment.. (i) When an Interest Payment Date is not a Mexico City and New York Business Day, then such Interest Payment Date shall be automatically changed to the next Mexico City and New York Business Day in that calendar month (if there is one) or the preceding Mexico City and New York Business Day (if there is not).

(j) When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

ARTICLE II

The Loan

Section 2.01. The Loan.. (a) Subject to the provisions of this Agreement, IFC agrees to lend, and the Borrowers agree to borrow, the Loan in an aggregate principal amount of up to MXN$1,379,610,000 (the “Maximum MXN Amount”). The Loan shall be disbursed in Mexican Pesos in accordance with the procedure described in Section 2.02 (Disbursement Procedures) and repaid in Mexican Pesos.

(a) IFC shall be under no obligation to make any Disbursement if, after giving effect to such Disbursement, the aggregate of all amounts disbursed by IFC to the Borrowers would be in excess of the Maximum MXN Amount (as such amount may be reduced upon cancellation of the undisbursed portion of the Loan by IFC pursuant to Section 2.14 (Suspension or Cancellation by IFC)).

Section 2.02. Disbursement Procedure. (a) The Borrowers may request a single Disbursement of the Loan at any time during the Availability Period by delivering to IFC, at least two (2) Mexico City and Washington Business Days prior to the proposed date of disbursement, a Loan Notice.

Unless otherwise agreed among the Borrower and IFC or as otherwise specified in the Funds Flow Memorandum, the Disbursement shall be made by IFC in Mexican Pesos to the account of the Borrower designated in the relevant Disbursement request, at the bank in the Country specified in such Disbursement request and acceptable to IFC.

(b) Each Loan Notice shall specify (i) the requested date of the Disbursement (which shall be a Business Day during the Availability Period) (ii) the principal amount of the Loan to be borrowed, which shall be the Maximum MXN Amount, (iii) the name of Borrower requesting such Disbursement; and (iv) an irrevocable instruction to the Administrative Agent to transfer, on behalf of the Borrowers, the aggregate amount of the proceeds of the requested Loans pursuant to the Funds Flow Memorandum, from the Borrowers (signed by an Authorized Representative of each Borrower) to the Administrative Agent.

(c) The Disbursement shall be made available by IFC to the Administrative Agent in immediately available funds, at the Administrative Agent’s Office not later than 11:00 a.m. Mexico City time on the requested date of the Disbursement. Upon satisfaction of the applicable conditions set forth herein and in Section 4.01 of the Syndicated Credit Agreement, the Administrative Agent shall promptly make all funds so received from IFC available to the Borrowers (or either Borrower, as applicable) in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers in the Loan Notice.

(d) The single Disbursement that Borrowers may request shall be in aggregate for the full Maximum MXN Amount.

(e) The Borrowers shall deliver to IFC a receipt, substantially in the form of Schedule 2 (Form of Loan Disbursement Receipt), within 5 Business Days following the Disbursement.

Section 2.03. Conditions for a MXN$ Disbursement.

IFC’s commitment to make the MXN$ Disbursement is expressly conditional upon IFC successfully obtaining quotes for entering into one or more deliverable Dollar/MXN$ swaps with counterparties acceptable to IFC and with maturities corresponding to the MXN$ Disbursement and is subject to all Authorizations being obtained and in full force and effect with respect to any swaps entered into by IFC and with respect to the repayment of the MXN$ Disbursement comprising the Loan. For the avoidance of doubt, IFC’s failure to obtain such quotes shall excuse IFC from its commitment to make the MXN$ Disbursement only if, due to market disruption, regulatory restriction, or other events of a similar nature beyond IFC’s reasonable control, deliverable Dollar/MXN$ swaps are not commercially available in the market on customary terms.

Section 2.04. Interest. (a) Subject to the provisions of Section 2.05 (Default Rate Interest), the Borrowers shall, on each Interest Payment Date, pay interest on the principal amount of the Loan outstanding during the immediately preceding Interest Period by paying interest on the Disbursement at the Interest Rate applicable to the Disbursement; provided that with respect to a Disbursement made less than 15 days before an Interest Payment Date, interest shall be paid on the second Interest Payment Date following the date of that Disbursement.

(b) Interest on the Loan shall be calculated in Mexican Pesos as set forth in Annex D (Interest Calculation), and shall be payable in Mexican Pesos on each Interest Payment Date at the bank account specified in Section 2.10(a) (Currency and Place of Payments).

(c) Interest on the Loan shall be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period.

(d) In connection with and prior to each Interest Payment Date, the Administrative Agent shall determine the interest amounts due under Section 2.04(b) and, as soon as practicable thereafter, notify the Borrowers of the same.

(e) The determination by the Administrative Agent, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrowers (unless the Borrowers show to the Administrative Agent’s satisfaction that the determination involves manifest error).

Section 2.05. Default Rate Interest. (a) Without limiting the remedies available to IFC under this Agreement, the Syndicated Credit Agreement, or otherwise (and to the maximum extent permitted by applicable law, regulation, judgment, order or requirement), if the Borrowers fail to make any payment of principal or interest payable pursuant to Section 2.04 (Interest) on the Loan when due as specified in this Agreement (whether at stated maturity, upon acceleration or otherwise), the Borrowers shall pay to IFC interest on the amount of any Mexican Pesos payment due and unpaid hereunder at a rate calculated using the methodology set forth in Annex D (Interest Calculation), in the understanding that references used in such Annex for “Relevant Spread” shall mean the Relevant Spread plus 2.0% per annum. In the case of any default with respect to amounts provided for in Section 2.09 (Fees) to be paid in Dollars, the Borrower shall pay interest on any such amount that is due and unpaid at the rate per annum which shall be the sum of (w) the Relevant Spread; (x) 2.0% per annum; (y) the Credit Adjustment Spread and (y) Term SOFR for the date that is 2 SOFR Banking Days prior to the commencement of the Interest Period in which such default occurs and reset on the second SOFR Banking Day preceding each succeeding Interest Period during which such amount remains unpaid; provided, however, that if a payment default of any amount in Dollars occurs prior to the first Interest Payment Date under this Agreement or any other IFC Financing Document (whether or not the Disbursement has occurred), the applicable Term SOFR rate used to calculate default interest during the period in which an amount in Dollars remains unpaid extending up to but excluding such first Interest Payment Date shall be Term SOFR for the date that is 2 SOFR Banking Days prior to the date of this Agreement.

(b) Interest at the rate referred to in Section 2.04(a) (Interest) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment) and shall be payable by the Borrowers on demand by IFC or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

(c) In addition to the other provisions of this Article II and without limiting any other rights and remedies which may be available to IFC under any other provisions of this Agreement, if under this Agreement any payment is to be made to IFC in Mexican Pesos and such payment is not made within the time required for such payment, the Borrowers agrees:

(i)  (subject to the receipt of the Authorizations, if any, referred to in Section 2.05(c)(ii) below) to pay, indemnify and hold harmless IFC for, from and against any and all damages, losses and/or costs sustained or incurred by IFC that may result, including but not limited to (A) in the case of amounts payable in Mexican Pesos, the cost of IFC borrowing in Mexican Pesos or purchasing Mexican Pesos to make a payment or payments to a swap counterparty or otherwise; and (B) the cost of IFC obtaining, establishing, replacing, terminating or liquidating any currency or interest rate hedge; and

(ii) amounts payable in accordance with Section 2.05(c)(i) above shall be payable in Dollars, and the Borrowers undertake to promptly apply for and immediately take all necessary steps in order to ensure that any appropriate Authorizations are received by them in order to pay such Dollar amounts.

Section 2.06. Repayment. (a) Subject to Section 1.04 (Business Day Adjustment), the Borrowers, unconditionally and jointly and severally, shall repay the principal amount of the Loan on the dates and in the amounts corresponding to the applicable percentage described in the Amortization Schedule.

(b) Any principal amount of the Loan repaid under this Agreement may not be re-borrowed.

Section 2.07. Voluntary Prepayment. (a) Subject to Section 2.13 (Unwinding Costs) and Section 2.03 (Optional and Mandatory Prepayments) of the Syndicated Credit Agreement, the Borrowers may prepay all or any part of the Loan outstanding. Any prepayment shall be made on not less than 5 (five) Washington Business Days’ prior notice to IFC, but only if:

(i)	the Borrowers simultaneously pay all other amounts then due and payable under this Agreement;

(ii)

if requested by IFC, the Borrowers shall have delivered to the Administrative Agent, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations from any Governmental Authority, if any, with respect to the prepayment have been obtained; and

(iii)	IFC shall have obtained all Authorizations from any Governmental Authority it deems necessary or appropriate, if any in connection with any swap termination related to that prepayment;

(iv)

the Borrowers simultaneously make a prepayment under the Syndicated Credit Agreement pro rata to the amount prepaid to IFC under this Section 2.07, following the procedures set out in the Syndicated Credit Agreement, including Section 2.3(a) (Optional Prepayments) thereof, except to the extent that such prepayment constitutes a Parallel Loan Permitted Refinancing.

Section 2.08. Mandatory Prepayment.

(a) Any prepayment of the Loans in accordance with the terms of Section 2.03(b) (Mandatory Prepayments) of the Syndicated Credit Agreement shall be made on a pro rata basis, so that the same percentage amount of the principal amount outstanding under the Loan hereunder is prepaid to IFC. Any prepayment pursuant to this Section 2.08(a) shall be made, together with all other amounts then due and payable under this Agreement, including the amount payable under Section 2.13 (Unwinding Costs) if the prepayment is not made on an Interest Payment Date and Section 2.03(c) of the Syndicated Credit Agreement.

(b) Any principal amount prepaid under this Agreement, may not be reborrowed.

Section 2.09. Fees. (a) The Borrowers shall pay to IFC:

(i)

an unused commitment fee (the “Commitment Fee”) (together with any applicable value added Taxes) in Loan Currency in an amount equal to 1% times the average daily amount by which the maximum committed principal of the Loan exceeds the aggregate principal amount outstanding under the Loan. The Commitment Fee shall accrue, at all times from the date hereof to and including the last day of the Availability Period, and shall be due and payable in arrears on each Interest Payment Date, commencing with the first such date to occur after the date hereof and ending, on the last day of the Availability Period; provided, however, that no Commitment Fee shall accrue and be payable in the event that the Loan is disbursed in full within fifteen (15) Business Days after the date hereof; and

(ii)

a portfolio monitoring fee of US$15,000.00 per annum, the first payment of which is due on the date which is 1 year after the date hereof subject to and in accordance with the IFC Fee Letter (the “Monitoring Fee”).

(b) IFC shall also be paid the fees specified in the IFC Fee Letter.

(c) All computations of fees shall be made on the basis of a 360-day year, and actual days elapsed. Each determination by IFC of a fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

Section 2.10. Currency and Place of Payments. (a) The Borrowers shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in the Loan Currency (except for the payment of the Monitoring Fee that shall be payable in Dollars), in same day funds, to the Administrative Agent, for the account of IFC and the other Lenders to which such payment is owed, at the Administrative Agent’s Office, in Mexican Pesos, for credit to IFC’s account number:

CITIBANK Mexico Account: 124180000042960014

Name of Company INTERNATIONAL FINANCE CORP

Company Address 2121 PENNSYLVANIA AVENUE NORTHWEST WASHINGTON DC 20433 US

Citibank Branch Banco Citi México, S.A., Institución de Banca Múltiple, Grupo Financiero Citi MéxicoSwift Code CITIMXM

New CLABE Account

Number 124180000042960014

Payment Reference #: PRJ- 51200 - MXC

For USD payments:

CITIBANK, N.A. NEW YORK

111 WALL STREET, NEW YORK N.Y. 10043, USA

IN FAVOR OF: INTERNATIONAL FINANCE CORP

Account Number : 36085579

Swift Number : CITIUS33

ABA Number : 021000089

Payment Reference #: PRJ- 51200 - MXC

with reference to Investment No. 51200 or at such other bank or account in New York as IFC from time to time designates in writing to the Administrative Agent. Payments must be received in IFC’s designated account no later than 1:00 p.m. New York time.

(b) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of the Borrowers to pay in the Loan Currency all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in the Loan Currency in the account specified in, or pursuant to, Section 2.10(a).

(c) The Borrowers shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than the Loan Currency or any place other than the account specified in, or pursuant to, Section 2.10(a). The Borrowers shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to the Loan Currency at a market rate and transfer to that account, the full amount due to IFC under this Agreement in the Loan Currency and in the account specified in, or pursuant to, Section 2.10(a).

(d) Notwithstanding the provisions of Section 2.10(a) and Section 2.10(b), IFC may require the Borrowers to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.16 (a) (Taxes) and Section 2.17 (Expenses) in the currency in which they are payable, if other than the Loan Currency.

Section 2.11. Allocation of Partial Payments. If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrowers may give to the contrary.

Section 2.12. Increased Costs. On each Interest Payment Date, the Borrowers shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrowers in an Increased Costs Certificate as being the aggregate Increased Costs of IFC accrued and unpaid prior to that Interest Payment Date.

Section 2.13. Unwinding Costs. (a) If IFC incurs any cost, expense or loss as a result of the Borrowers:

(i)	failing to borrow in accordance with a request for the Disbursement made pursuant to Section 2.02 (Disbursement Procedure);

(ii)	failing to prepay in accordance with a notice of prepayment;

(iii)	modifying the repayment schedule of the Loan or any Disbursement, whether at the request of the Borrowers or in connection with any rescheduling or restructuring of the Loan; or

(iv)	failing to pay any amount due hereunder on the respective due date therefor;

then the Borrowers shall immediately pay to IFC the amount that IFC from time to time notifies to the Borrowers as being the amount of those costs, expenses and losses incurred.

(b) For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits or borrowings, hedges or swaps in order to make, maintain or fund or hedge all or any part of the Disbursement or prepayment of the Loan, or any payment of all or part of the Loan upon acceleration.

(c) To request compensation under this Section 2.13 or Section 2.10 (Currency and Place of Payments), IFC shall deliver to the Borrowers a certificate setting forth in reasonable detail a calculation of the amount demanded, and any such certificate shall be conclusive absent demonstrable error. The Borrowers shall pay to IFC the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 2.14. Suspension or Cancellation. (a) IFC may, by notice to the Borrowers, suspend the right of the Borrowers to the Disbursement or cancel the undisbursed portion of the Loan in whole or in part:

(i) if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 6.02(e) (Events of Default) is, in the reasonable opinion of IFC, imminent;

(ii) any undisbursed portion of a loan provided for under the Syndicated Credit Agreement is cancelled, or the right of the Borrowers to request a disbursement of a loan under the Syndicated Credit Agreement is suspended; or

(iii) if any event or condition has occurred which has or can be reasonably expected to have a Material Adverse Effect.

Notwithstanding the foregoing, IFC and the Borrowers acknowledge and agree that any undisbursed portion of the Loan shall be automatically cancelled, without any requirement of notice, at the expiry of the Availability Period.

(b) Upon the giving of any such notice (or upon automatic cancellation under Section 2.14(a), the right of the Borrowers to the Disbursement shall be suspended or cancelled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 2.14(a) and shall not limit any other provision of this Agreement and the Syndicated Credit Agreement. Upon any cancellation the Borrowers shall, subject to paragraph (c) of this Section 2.14, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement and the Syndicated Credit Agreement up to the date of that cancellation. A suspension shall not limit any other provision of this Agreement and the Syndicated Credit Agreement.

(d) In the case of partial cancellation of the Loan pursuant to paragraph (a) of this Section 2.14, or Section 2.14(a), interest on the amount then outstanding of the Loan remains payable as provided in Section 2.04 (Interest).

(e) In the event that the Purchase Agreement is not executed on or prior to November 3, 2025, the Borrowers may, upon written notice to the Administrative Agent, and IFC, at any time thereafter, terminate the Commitment. The Administrative Agent will promptly notify the IFC of any such notice of termination. For the avoidance of doubt, upon any such termination, no fees shall be payable to IFC under the IFC Fee Letter.

Section 2.15. Taxes. (a) The Borrowers shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of IFC) on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Governmental Authority of the Country or any jurisdiction through or out of which a payment is made.

(b) All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.

(c) If any Borrower is required by operation of law or otherwise to make or cause to make those payments with deduction for any Tax (i) the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrowers under this subsection) had those payments been made without that deduction, and (ii) in the specific case of payments by Oncosalud, such entity may assume such Tax as permitted under Article 47 of the Peruvian Income Tax Law so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrowers under this subsection) had those payments been made without that deduction; for the avoidance of doubt, any Peruvian withholding income tax on interest may be assumed directly by the Borrower as per Article 47 of the Peruvian Income Tax Law and will not be considered additional income to its lender for Peruvian income tax purposes.

(d) If Section 2.15(c) applies and IFC so requests, the Borrowers shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within 30 days of the date of that request.

(e) Section 2.15(a), Section 2.15(b) and Section 2.15(c) do not apply to Taxes (i) which directly result from (A) an assignee or a Participant being organized under the laws of, or a resident in, the Country, or (B) having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that, in respect of this sub-paragraph (B), such permanent office or establishment acquires the relevant assignment or Participation, and (ii) in excess of Indemnified Taxes.

Section 2.16. Expenses. (a) The Borrowers shall pay or, as the case may be, reimburse IFC or its assignees any and all documented amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the IFC Financing Documents and any other documents related to this Agreement or any other IFC Financing Document.

(b) The Borrowers shall pay to IFC or as IFC may direct (subject to any separate fee arrangements agreed by the Borrower, IFC and such counsel):

(i)	the fees and expenses of IFC’s counsel in the Country and in New York incurred in connection with:

(A)	the preparation of the investment by IFC provided for under this Agreement and any other IFC Financing Document;

(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the IFC Financing Documents and any other documents related to them;

(C)	the giving of any legal opinions required by IFC under this Agreement and any other IFC Financing Document;

(D)

the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the IFC Financing Documents; and

(E)	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan and its disbursement; and

(ii)

the documented costs and expenses incurred by IFC in relation to (A) the occurrence of any Event of Default or Potential Event of Default and (B) efforts to enforce or protect its rights under any IFC Financing Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any such Event of Default or Potential Event of Default, including documented legal and other professional consultants’ fees and expenses.

Section 2.17. Illegality of Participation. If IFC has sold a Participation in the Loans and after the date of such sale, any change made in any applicable law or regulation or official directive (or its interpretation or application by any Governmental Authority charged with its administration) (herein the “Relevant Change”) makes it unlawful for the Participant acquiring that Participation to continue to maintain or to fund that Participation, such event shall be treated as an Illegality under Section 3.02 of the Syndicated Credit Agreement.

Section 2.18. Evidence of Debt. (a) The Loan shall be evidenced by one or more accounts or records maintained by IFC in the ordinary course of business. The accounts or records maintained by IFC shall be prima facie evidence of the amount of the Loan made and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrowers hereunder to pay any amount owing with respect to the Borrowers’ obligations hereunder.

(b) The Borrowers agree that upon notice by IFC to the Borrowers to the effect that a Pagaré is required or appropriate in order for IFC to evidence the Loan or any portion thereof owing to, or to be made by IFC, the applicable Borrowers to whom the Loan is made shall promptly execute as issuer (suscriptor) and deliver, and cause the Guarantors incorporated in the relevant jurisdiction to execute (as avalistas) and deliver, to IFC (through its physical delivery to IFC’s designated representative in connection with this Agreement) a Pagaré or Pagarés payable to the order of IFC (or, if applicable, any assignees) (i) in the case of the Mexican Notes, in a principal amount equal to the Loan or any portion thereof being made to the applicable Borrower, and (ii) in the case of the Peruvian Notes, means the applicable incomplete promissory note (pagaré incompleto), together with their corresponding Peruvian Notes Completion Agreement; in each case, in accordance and subject to the provisions of Section 2.09 of the Syndicated Credit Agreement. All references to Pagarés in the IFC Financing Documents shall mean Pagarés, if any, to the extent issued hereunder. In the event of a conflict between the terms of this Agreement and any Pagaré, the terms of this Agreement shall prevail.

(c) Promptly upon and concurrently with (i) the accession or release of an additional Guarantor pursuant to the Syndicated Credit Agreement, (ii) any assignment of the Loan or a portion thereof pursuant to Section 7.08 (Successors and Assignees), and (iii) the Disbursement, IFC shall be entitled to request from the Borrowers, and the applicable Borrower shall promptly execute as issuer (suscriptor) with respect to its Loan and deliver, and cause the Guarantors incorporated in Mexico to execute por aval, to IFC (through its physical delivery to IFC’s designated representative in connection with this Agreement) in exchange for any Pagaré evidencing the Loan or portion thereof previously delivered to IFC (which Pagarés shall be delivered to the Borrowers duly cancelled simultaneously with the delivery by the applicable Borrower of any new Pagaré, payable to IFC dated as of the date of such Pagaré being exchanged, in a principal amount equal to the outstanding principal of the Loan or portion thereof evidenced by such Pagaré being exchanged; provided, that if such previously delivered Pagaré has been lost, stolen or mutilated, IFC may deliver in its place an affidavit of lost note and a written indemnity in customary form and reasonably acceptable to the Borrowers and, at the discretion of the Borrower and at IFC’s cost, shall assist the Borrower in pursuing any legal proceedings in the Country necessary to obtain the cancellation and issuance of a new Pagare.

(d) The payment of any part of the principal of any Pagaré shall discharge the obligation of the Borrowers under this Agreement to pay principal of the Loan or portion thereof evidenced by such Pagaré pro tanto, and the payment of any principal of the Loan or portion thereof in accordance with the terms hereof shall discharge the obligations of the Borrowers under the Pagaré evidencing the Loan or portion thereof pro tanto.

ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties. The representations and warranties set out in Article V (Representations and Warranties) of the Syndicated Credit Agreement shall be made and are deemed to be made herein, mutatis mutandis, for the benefit of IFC as if set out in this Agreement in full. Without limiting the foregoing, each Borrower represents and warrants that:

(a) No Immunity. Neither the Borrowers nor any of their Subsidiaries nor any of their respective property enjoys any right of immunity from set-off, suit or execution with respect to their respective assets or their respective obligations under any IFC Financing Document;

(b) Disclosure. All information disclosed to IFC by the Borrowers or any of the Borrowers’ Subsidiaries relating to the Borrowers, their Subsidiaries, and the Transaction was true and accurate as of the date of such disclosure (other than for projections and other forward-looking statements which the Borrowers believe to be reasonable) and does not contain any information which is misleading in any material respect nor does it omit any information the omission of which makes the information contained in it misleading in any material respect;

(c) Litigation. Neither the Borrowers nor any of their Subsidiaries is engaged in nor, to the best of its knowledge, after due inquiry, threatened by, any litigation, arbitration or administrative proceedings which involves any Sanctionable Practice;

(d) Environmental Matters.

(i)

To the best of its knowledge and belief, after due inquiry, there are no material environmental or social risks or issues in respect of its or any of its Subsidiaries’ Operations other than those disclosed to IFC; and

(ii)

Neither it nor any of its Subsidiaries has received nor is it or any of its Subsidiaries aware of (A) any existing or threatened complaint, order, directive, claim, citation or notice from any Governmental Authority or (B) any material written communication from any Person, in either case, concerning its Operations’ failure to comply with any matter covered by the Performance Standards which has, or could reasonably be expected to have, a Material Adverse Effect or any material impact on the implementation or operation of its Operations in accordance with the Performance Standards;

(e) Labor Matters. There are no ongoing or, to the best knowledge of the Borrowers after due inquiry, threatened, strikes, slowdowns or material work stoppages by employees of the Borrowers or any of their Subsidiaries;

(f) Use of Proceeds. The proceeds of the Loan shall be utilized for the purposes set forth in Section 6.11 (Use of Proceeds) of the Syndicated Credit Agreement and shall not be in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;

(g) Sanctionable Practices. Neither the Borrowers, nor any of their Subsidiaries, nor any Guarantor, nor any of their respective Affiliates, nor any Person acting on its or any of their behalf, has committed or engaged in, with respect to any of their respective Operations or any transaction contemplated by this Agreement, any Sanctionable Practice;

(h) UN Security Council Resolutions. Neither the Borrowers, nor any of their Subsidiaries, nor any Guarantor has entered into any transaction or engaged in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter; and

(i) SEA or Child Protection Incident. To the best of its knowledge and belief after due inquiry, no SEA Incident or Child Protection Incident has occurred within the past three years.

Section 3.02. IFC Reliance. The Borrowers acknowledge that they each make the representations and warranties in Section 3.01 (including, for the avoidance of doubt, the representations and warranties set forth in the Syndicated Credit Agreement which are incorporated herein by reference) with the intention of inducing IFC to enter into this Agreement and the other IFC Financing Documents and that IFC enters into this Agreement and the other IFC Financing Documents on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

Conditions of Disbursement

Section 4.01. Conditions of the Disbursement. The conditions set out in Section 4.01 (Conditions to Effectiveness and the Borrowing) of the Syndicated Credit Agreement shall, without duplication, be incorporated and are deemed to have been incorporated herein, mutatis mutandis, for the benefit of IFC and in respect of the Loan as if set out in this Agreement in full, as conditions precedent to IFC’s obligation to make the Disbursement hereunder, each to be fulfilled on or prior to the Closing Date, as well as the following conditions (to the extent not otherwise satisfied and/or delivered under the Syndicated Credit Agreement):

(a) IFC Financing Documents. Each IFC Financing Document, in form and substance satisfactory to IFC, has been entered into by all parties thereto and has become unconditional and fully effective in accordance with its terms;

(b) Responsible Officer’s Certificate. IFC has received a Responsible Officer’s Certificate from each Borrower and each Guarantor, together with copies of the Charter, by-laws and resolutions referred to in each such Responsible Officer’s Certificate, and all of the foregoing shall be in form and substance satisfactory to IFC;

(c) Legal Opinions. IFC has received (if it so requires) a legal opinion from counsel to IFC in the Country and in New York, in form and substance satisfactory to IFC and covering such matters relating to the transactions contemplated by this Agreement and the other IFC Financing Documents as IFC may reasonably request; provided, that any such opinions will not duplicate the substance of any legal opinions delivered for the benefit of IFC under or pursuant to the Syndicated Credit Agreement;

(d) Fees. IFC has received the fees which Section 2.09 (Fees) requires to be paid before the date of the Disbursement and all other amounts then due under this Agreement;

(e) Legal Fees and Expenses. IFC has received the reimbursement of all documented invoiced fees and expenses of IFC’s counsel as provided in Section 2.16 (Expenses) or confirmation that those fees and expenses have been paid directly to that counsel (subject to any fee arrangements separately agreed by the Borrowers, IFC and such counsel);

(f) Appointment of Agent. (i) Each Borrower has delivered to IFC the Service of Process Letter in the form attached hereto as Schedule 4 (Form of Service of Process Letter) duly signed by Cogency Global, Inc. for its appointment as such Borrower’s authorized agent, for the period commencing on the Signing Date and ending on the date falling 6 months after the final Maturity Date hereunder, for service of process pursuant to Section 7.05 (Applicable Law and Jurisdiction), and (ii) each Loan Party that is organized under the laws of the Country and is party to an IFC Financing Document governed by New York law, shall have delivered to IFC evidence of having granted a special irrevocable power of attorney for lawsuits and collections before a Mexican notary public, as applicable, in favor of Cogency Global, Inc. in respect of each such IFC Financing Document;.

(g) No Default. No Event of Default and no Potential Event of Default has occurred and is continuing;

(h) Use of Proceeds. The proceeds of the Loan shall be utilized as set forth in Section 6.11 (Use of Proceeds) of the Syndicated Credit Agreement and shall not be reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country;

(i) Representations and Warranties. The representations and warranties made in Article III are true and correct in all material respects on and as of the date of the Disbursement with the same effect as if those representations and warranties had been made on and as of the date of the Disbursement;

(j) Pro Rata Disbursement. The Disbursement is made pro rata with the disbursement of each of the loans provided for in the Syndicated Credit Agreement; it is acknowledged and agreed that this condition precedent may be satisfied concurrently with the making of the Disbursement hereunder; and

(k) Environmental Matters. Each Borrower has: (i) implemented the relevant actions (if any) required to be implemented before the date of such Disbursement under the Action Plan; and (ii) each Borrower is implementing an E&S Management System in line with the Performance Standards.

Section 4.02. Borrowers’ Certification. Each Borrower shall deliver to IFC with respect to the request for Disbursement:

(a) certifications, in the form included in the Loan Notice, relating to the conditions specified in Section 4.01 (Conditions of the Disbursement) expressed to be effective as of the date of the Disbursement; and

(b) such evidence as IFC may reasonably request of the proposed utilization of the proceeds of the Disbursement.

Section 4.03. Conditions for IFC Benefit. The conditions in Section 4.01 (Conditions of the Disbursement) through Section 4.02 (Borrowers’ Certification) are for the benefit of IFC and may be waived only by IFC in its sole discretion.

ARTICLE V

Particular Covenants

Section 5.01. Affirmative Covenants. So long as any amount of the Loan remains available for disbursement or any amount is outstanding under this Agreement, the covenants set out in Article VI (Affirmative Covenants) of the Syndicated Credit Agreement shall apply herein, mutatis mutandis, for the benefit of IFC in respect of the Loan as if set out in this Agreement in full. Without limiting the foregoing, unless IFC otherwise agrees, the Borrowers shall and shall cause each of their Subsidiaries to:

(a) Use of Proceeds; Compliance with Law. Apply the proceeds of the Loans exclusively as described in Section 3.01(f) (Representations and Warranties); comply in all material respects (or, in the case of Applicable E&S Law, in all respects) with all applicable law, statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority in respect of its Operations and the ownership of its property (including applicable law, statutes, regulations, orders and restrictions relating to environmental standards and controls as well as life and fire safety codes applicable to the sector);

(b) Taxes. Pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it; provided that neither the Borrowers nor any of their Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with the Accounting Standards;

(c) IFC and CAO Access. Upon written request from IFC, permit representatives of IFC and the CAO, to:

(i)

visit any of the sites and premises where the business of the Borrowers or any of their Subsidiaries is conducted, subject in each case, if applicable, to the prior written consent of any tenant that is occupying any such site or premise; provided, that the Borrowers shall use reasonable efforts to obtain any such consent, taking into consideration the rights of any tenants of any property pursuant to tenancy leases, as applicable;

(ii)

inspect any sites, facilities, plants and equipment of the Borrowers and any of their Subsidiaries, subject in each case, if applicable, to the prior written consent of any tenant that is occupying any such site or facility or other location where such plant and/or equipment is maintained; provided, that the Borrowers shall use reasonable efforts to obtain any such consent, taking into consideration the rights of any tenants of any property pursuant to tenancy leases, as applicable;

(iii)	have access to the books of account and all records of the Borrowers and any of their Subsidiaries (including electronic and hard copy files); and

(iv)

have access to those employees, and on a reasonable efforts basis, have access to those agents, contractors and subcontractors of the Borrowers and any of their Subsidiaries who have or may have knowledge of matters with respect to which IFC or CAO seeks information;

in each case upon reasonable prior notice and subject to any applicable laws and regulations; provided, that such access shall be for the purpose of carrying out the CAO’s role under the CAO Policy, and provided further that in carrying out its work, the CAO may disclose information gathered during its activities, subject to the provisions of the CAO Policy;

(d) Environmental & Social Requirements. Undertake its respective Operations in compliance with (i) all Applicable E&S Law, (ii) the Action Plan (including implementing all relevant actions required thereunder by the respective dates for completion set forth therein) and (iii) the Performance Standards;

(e) Annual Monitoring Report. (i) consult with IFC as to whether revision of the form is necessary or appropriate in light of changes to the Borrowers’ or their Subsidiaries’ Operations, or in light of environmental or social risks identified by the Borrowers’ E&S Management System; and (ii) revise the form, if necessary or appropriate, as agreed with IFC;

(f) E&S Management System. Ensure the continuing implementation of the E&S Management System to assess and manage environmental and social performance of the Borrowers’ and their Subsidiaries’ Operations in compliance with (i) all Applicable E&S Law, (ii) the Action Plan and (iii) the Performance Standards;

(g) Reporting Requirements. Without limiting the first paragraph of this Section 5.01, but for the sake of clarity, deliver to IFC a copy of each report, notice or other information required to be delivered to the Administrative Agent under the Syndicated Credit Agreement (including, without limitation, Sections 6.01, 6.02 and 6.03 thereof), at the same time as delivery is made to the Administrative Agent thereunder; and, unless IFC otherwise agrees:

(i)

Annual Monitoring Report. Within 120 days after the end of each Financial Year, deliver to IFC the Annual Monitoring Report confirming compliance by the Borrowers and/or the relevant Subsidiary with the Action Plan, the environmental and social covenants set forth in this Agreement, the Performance Standards and Applicable E&S Law or, as the case may be, identifying any non-compliance or failure, and the actions being taken to remedy any such deficiency and a summary of the key actions taken by the Borrowers in connection with environmental and social matters during the relevant Financial Year;

(ii)

Notice of Accidents, Etc. Within three days after its occurrence, notify IFC of any social, labor, health and safety, security, or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or material adverse impact on carrying on of Operations by any of the Borrowers and/or any of their respective Subsidiaries in accordance with the Performance Standards, specifying in each case the nature of the incident, accident, or circumstance and any effect resulting or likely to result therefrom, and the measures such Borrower and/or its Subsidiary is taking or plans to take to address them and to prevent any future similar event; and keep IFC informed of the on-going implementation of those measures and plans;

(iii)

Development Impact Indicators. Within 60 days after the end of each calendar year (January to December), deliver to IFC certain information as reasonably required to measure the ongoing development impact of the Operations of the Borrower against the development impact indicators specified in Schedule 3 (Development Impact Indicators) hereto and which information IFC may hold and use in accordance with IFC’s Access to Information Policy (dated January 1, 2012); the data for development impact indicators, as described further in Schedule 3 hereto, shall correspond to the previous calendar year (January to December);

(iv)

Other Information. Promptly provide to IFC such other information as IFC from time to time requests about the Borrowers, any of their Subsidiaries, their respective assets and Operations and the Transaction, including without limitation, information that IFC requests on behalf of the Participants for the Participants to satisfy requirements under applicable laws and regulations, including those concerning anti-money laundering and combatting the financing of terrorism (AML/CFT); provided, that unless an Event of Default has occurred and is continuing, the Borrowers shall not be required to deliver any such additional information unless they produce or compile such information in the ordinary course of business or if such additional information can be produced or compiled by the Borrowers without undue burden or the incurrence of material expense;

(v)

SEA Incident or Child Protection Incident Notification. Within three days of its occurrence or of the Borrower becoming aware, notify IFC of any SEA Incident or Child Protection Incident, specifying the nature of such incident; within 14 days after such notification, deliver to IFC an Incident Report in respect of such incident; and, at all times after such delivery, keep IFC informed of the ongoing implementation of the measures the Borrower or any of its Subsidiaries is taking or plans to take to address such incident and any effects resulting or likely to result from such incident and to prevent any future similar incident and respond promptly to any IFC request for further information regarding such incident or the implementation of such measures by the Borrower or any of its Subsidiaries.

(vi)

Reporting on the Status/Progress of Developing and Implementation of the Physical Climate Risk Management Process. Once the development of the written Physical Climate Risk Management System is completed, the Borrower shall, no later than one hundred twenty (120) days after the end of each Financial Year, deliver a written report outlining the Borrower(s) progress of implementation thereof, including details of any delays in, or deviations from, the written Physical Climate Risk Management System delivered to IFC.

(h) Anti-Harassment Policy and Child Protection Policy. Within the following 12 months after the Signing Date, adopt and comply in all material respects with the Anti-Harassment Policy and Child Protection Policy in relation to the Borrowers and their Subsidiaries and, without limiting the generality of Section 5.02 (e) (Changes to Anti-Harassment Policy or Child Protection Policy), within 5 days following the adoption of any material amendment to such policies, deliver a copy of such amendment to IFC.

(i) Life & Fire Safety Compliance for New Construction and Renovations. Ensure that any future new construction or renovation works in healthcare facilities within the Borrowers’ portfolio (including hospitals, clinics, ambulatories, laboratories, and similar facilities) are designed and executed in accordance with the latest version of internationally recognized fire codes (e.g., NFPA or equivalent), as required by the World Bank Group General Environmental, Health, and Safety Guidelines (2007). Upon completion of each such construction or renovation, obtain certification from a qualified Life & Fire Safety (L&FS) professional confirming compliance with these requirements, and provide such certification to IFCbefore starting operations of the renovated facility or new portion.

(j) [deleted]

(k) Physical Climate Risk Management System. (a) The Borrowers shall, within 18 months after the Signing Date, develop, in good faith consultation with IFC a written physical climate risk management system which shall, at the minimum, include: (i) identification, assessment and management of material Physical Climate Risk Exposure relevant to its Operations; and (ii) reporting, (the “Physical Climate Risk Management System”); (b) deliver to IFC the final version describing in writing its Physical Climate Risk Management System, and (c) implement the Physical Climate Risk Management System in accordance with the timelines set out therein.

(l) Climate-related governance: Within 18 months after the Signing Date, the Borrowers shall designate a qualified officer of each Borrower with primary responsibility for the implementation and thereafter oversight of the climate-related Physical Climate Risk Management System.

Section 5.02. Negative Covenants. So long as any amount of the Loan remains available for disbursement or any amount is outstanding under this Agreement, the covenants set out in Article VII (Negative Covenants) of the Syndicated Credit Agreement shall apply herein, mutatis mutandis, for the benefit of IFC in respect of the Loan as if set out in this Agreement in full. Without limiting the foregoing, unless IFC otherwise agrees, the Borrowers shall not, and shall cause each of their Subsidiaries not to:

(a) Use of Proceeds. Use the proceeds of the Disbursement in the territories of any country that is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

(b) Amendment of Action Plan. Amend the Action Plan in any material respect;

(c) UN Security Council Resolutions. Enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(d) Sanctionable Practices. Engage in (and neither the Borrowers nor any Subsidiary shall authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to its Operations or any transaction contemplated by this Agreement, any Sanctionable Practices. The Borrowers further covenant that should IFC notify any Borrower of its concerns that there has been a violation of the provisions of this Section or of Section 3.01(g) (Representations and Warranties) of this Agreement, it shall cooperate and it shall cause each relevant Subsidiary to cooperate, in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request;

(e) Changes to Anti-Harassment Policy or Child Protection Policy. Adopt any material amendment to the Anti-Harassment Policy or the Child Protection Policy;

(f) Nature of Business. Engage directly or indirectly in any business other than the businesses engaged in by the Borrowers and its Subsidiaries as of the date hereof and reasonable extensions thereof and businesses ancillary or complementary thereto; or engage in any business or own any significant assets or have any material liabilities relating to any Prohibited Activity.

ARTICLE VI

Events of Default

Section 6.01. Notice of Default. (a) Subject to Section 6.01(b), if any IFC Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrowers and the Administrative Agent, require the Borrowers to repay the Loan or such part of the Loan as is specified in that notice; it being understood that (i) on receipt of any such notice, the Borrowers shall have one hundred twenty (120) days to repay the Loan (or that part of the Loan specified in that notice) and pay all interest accrued on it and any other amounts then payable to IFC under this Agreement and the other IFC Financing Documents and (ii) such notice shall not cause the Loan or any part of the Loan to become immediately due and payable as of the date of such notice or otherwise payable upon demand and the Loan or any part of the Loan shall only become due and payable upon the expiry of such one hundred twenty (120) day period, provided that nothing herein shall limit the right of the Borrowers to replace IFC as a lender under and cause the assignment of the Loan as permitted under Section 11.13 of the Syndicated Credit Agreement and Section 7.08. The Borrowers waive any right they might have to further notice, presentment, demand or protest with respect to any demand for payment in accordance with such notice.

(b) Notwithstanding the foregoing, IFC agrees that if a Syndicated Credit Agreement Event of Default has occurred and is continuing, but no IFC Event of Default hereunder has occurred and is continuing, IFC shall not issue a notice requiring the Borrowers to repay the Loan or any part thereof unless and until the Required Lenders (as defined in the Syndicated Credit Agreement) have taken action to declare all or part of the loans under the Syndicated Credit Agreement to be immediately due and payable or payable upon demand under Section 8.02 (Remedies upon Event of Default) of the Syndicated Credit Agreement.

Section 6.02. Events of Default. It shall be an Event of Default if:

(a) Syndicated Credit Agreement Events of Default. Any Event of Default, under and as defined in the Syndicated Credit Agreement, occurs other than an IFC Event of Default which specifically references a default under or a breach of this Agreement (referred to herein as a “Syndicated Credit Agreement Event of Default”);

(b) Non-Payment. (i) Any Borrower fails to pay when and as required to be paid herein, any amount of principal of the Loan, or (ii) any Borrower fails to pay within 3 Business Days after the same becomes due any interest or fee due hereunder;

(c) Failure to Comply with Obligations. Any Loan Party or any of their Subsidiaries fail to comply with any of their obligations under this Agreement or any other IFC Financing Document (other than the Syndicated Credit Agreement or any terms incorporated herein by reference to the Syndicated Credit Agreement) to which it is a party or any other agreement between such Person and IFC (other than those referred to in Section 6.02(b)), and any such failure continues for a period of 30 days after the date of that failure;

(d) Misrepresentation. Any representation or warranty made in (i) Section 3.01 (Representations and Warranties), but excluding any representations and warranties from the Syndicated Credit Agreement incorporated herein by reference, or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or (ii) any other IFC Financing Document (excluding the Syndicated Credit Agreement), is incorrect in any material respect; or

(e) Expropriation; Nationalization, Etc. Any Governmental Authority condemns, nationalizes, seizes or expropriates, or otherwise assumes custody or control through an action similar to any of the foregoing, of the business, operations, property or other assets, or of the share capital, of any Loan Party and/or any of its Subsidiaries, or otherwise takes any action that would prevent any Loan Party and/or any of its Subsidiaries from carrying on all or a substantial part of its business or operations, in the case of each of the foregoing, if and only to the extent that such condemnation, nationalization, seizure, condemnation, expropriation, assumption or custody or control or other action is in respect of any substantial portion of the assets or share capital of such Loan Party.

the events of default listed in subsection (b) to (e) above shall each be referred to herein as “IFC Event of Default.”

Section 6.03. Bankruptcy. If any Borrower is declared liquidated (en quiebra) or declared bankrupt (en concurso) by a court, arbitral body or other Governmental Authority of competent jurisdiction, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrowers waive.

ARTICLE VII

Miscellaneous

Section 7.01. Saving of Rights. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of any Loan Party shall not be prejudiced by any investigation by or on behalf of IFC or any of the Participants into the affairs of such Loan Parties, by the execution or the performance of this Agreement, any other IFC Financing Document or the Participation Agreement or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement, any other IFC Financing Document or the Participation Agreement and which might prejudice such rights or remedies.

(b) No course of dealing or waiver by IFC in connection with any condition of the Disbursement of the Loan under this Agreement or any other IFC Financing Document shall impair any right, power or remedy of IFC with respect to any other condition of the Disbursement, or be construed to be a waiver thereof.

(c) Unless otherwise notified to the Borrowers by IFC and without prejudice to the generality of Section 7.01(b), the right of IFC to require compliance with any condition under this Agreement or any other IFC Financing Document that may be waived by IFC with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

(d) No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement, any other IFC Financing Document or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement or any other IFC Financing Document, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

Section 7.02. Notices. (a) Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 5.01(g) (Affirmative Covenants; Reporting Requirements), Section 7.02(b) (Notices) and Section 7.05 (Applicable Law and Jurisdiction), any such communication may be delivered by hand, airmail, electronic mail, or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

For the Borrowers:

Bosques de Ciruelo 180 PP 101, Colonia Bosques de las Lomas,

Miguel Hidalgo, C.P.11700

Ciudad de México

Mexico

Attention: Gisele Francoise Remy Ferrero

Corporate webpage: Grupo Auna - Investor Relations

(www.aunainvestors.com)Email: gremyf@auna.pe

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Director, Manufacturing, Agribusiness and Services Department, Latin America and the Carribean Region

E-mail: Notifications@ifc.org

With a copy (in the case of communications relating to payments) for the attention of the Director, Financial Operations.

For the Administrative Agent:

Banco Citi México, S.A., Institución de Banca Múltiple,

Grupo Financiero Citi México, División Fiduciaria

Torre Anseli, Avenida Revolución número 1267, Piso 11

“Ventanilla Fiduciario” Colonia Los Alpes

Alcaldía Álvaro Obregón

C.P. 01010 Ciudad de México, México

Attention: Jesús Manzano Rubio / José Ocaña Lacroix

Telephone: +52 55 2262 6028 /+52 55 1226 6783

E-mail: instruyefiduciario@citi.com; jesus.manzanorubio@citi.com;

jose.ocanalacroix@citi.com

(b)  IFC has a secured document sharing website called “AccessIFC”, located at accessifc.ifc.org. Provided that the Borrowers and the Administrative Agent have agreed to all the terms and conditions provided by IFC to access and use AccessIFC, IFC may, in its discretion, grant to the Borrowers and the Administrative Agent access to AccessIFC. In the event the Borrowers and the Administrative Agent have been granted access to AccessIFC, the Borrowers and the Administrative Agent shall deliver via AccessIFC the reports required to be delivered to IFC under this Agreement and any other reporting requirements as may be mutually agreed between the Borrowers and/or the Administrative Agent, and IFC.

Section 7.03. English Language. (a) All documents to be provided or communications to be given or made under this Agreement or any other IFC Financing Document shall be in the English language, other than the Borrowers’ or the Guarantors’ constitutive documents, corporate resolutions or powers of attorney granted by the Borrowers or the Guarantors, or the Pagarés, which shall be in the Spanish language and provided in the Spanish language.

(b) Subject to subsection (a) above, to the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other IFC Financing Document is in a language other than English, if reasonably required by IFC, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. IFC may, if it so reasonably requires, obtain an English translation of any document or communication received in a language other than English at the reasonable cost and expense of the Borrower. IFC may deem any such English translation to be the governing version between the Borrowers and IFC.

Section 7.04. Term of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

Section 7.05. Applicable Law and Jurisdiction. (a) This Agreement is governed by, and shall be construed in accordance with, the laws of New York, United States of America.

(b) Each of the parties hereto irrevocably agrees to venue being laid in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan, in any dispute, claim, action, suit, litigation, Proceeding or complaint arising out of, relating to or having any connection with this Agreement (including any dispute regarding non-contractual obligations and any dispute regarding the existence, validity, interpretation, performance, breach or termination of this Agreement or the consequences of its nullity) (a “Dispute”), and waives any objections to venue based on grounds of forum non conveniens or inconvenient forum.

(c) Each of the parties hereto irrevocably also submits to the exclusive jurisdiction of any such court in any such Dispute. Final judgment against any party in any such Proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Each party further expressly, irrevocably and unconditionally waives its right to any other jurisdiction to which it may be entitled by reason of its present or future domicile or otherwise.

(d) The parties acknowledge and agree that no provision of this Agreement in any way constitutes or implies a waiver, renunciation, termination or modification by IFC of any of its privileges, immunities or exemptions granted by its Charter or by international conventions or applicable law, including by the Articles of Agreement establishing IFC, and IFC expressly reserves all such privileges, immunities and exemptions.

(e) Each Borrower hereby irrevocably designates, appoints and empowers Cogency Global, Inc. (the “Process Agent”), with offices currently located at 122 E. 42ND Street, 18th Floor, New York, New York 10168, United States as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or Proceeding IFC may bring in the State of New York in respect of this Agreement. The Borrowers shall have provided to IFC evidence of having granted a special irrevocable power of attorney for lawsuits and collections before a Mexican notary public, as applicable, in favor of the Process Agent in respect of each Loan Document governed by New York law.

(f) As long as this Agreement remains in force, the Borrowers shall maintain a duly appointed and authorized agent to receive for and on their behalf service of any summons, complaint or other legal process in any Proceeding, IFC may bring in New York, New York, United States of America, with respect to this Agreement. The Borrowers shall keep IFC advised of the identity and location of such agent and shall provide to IFC evidence of having granted a special irrevocable power of attorney for lawsuits and collections before a Mexican notary public, as applicable, in favor of successor agent in respect of each IFC Financing Document governed by New York law.

(g) Each Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any Proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the respective Borrower, at its address specified pursuant to Section 7.02 (Notices). In such a case, IFC shall also send by electronic mail or have sent by electronic mail a copy of the papers to the Borrowers.

(h) Service in the manner provided in Sections 7.05 (e), (f) and (g) in any Proceeding will be deemed personal service, will be accepted by the Borrowers as such and will be valid and binding upon the Borrowers for all purposes of any such action, suit or Proceeding.

(i) Each Borrower irrevocably waives to the fullest extent permitted by applicable law:

(i)	its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

(ii)	any and all rights to demand a trial by jury in any such action, suit or Proceeding brought against it by IFC.

(j) To the extent that any Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other IFC Financing Document to which it is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, each Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(k) Each Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. Each Borrower hereby waives any and all rights to demand a trial by jury in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

(l) To the extent that the Borrowers may, in any Proceeding brought in any of the courts referred to in Section 7.05(b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other IFC Financing Document to which the Borrowers are a party, be entitled to the benefit of any provision of law requiring IFC in such Proceeding to post security for the costs of the Borrowers, or to post a bond or to take similar action, each Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

Section 7.06. Disclosure of Information. (a) IFC may disclose any documents or records of, or information about, this Agreement, any other IFC Financing Document, or the assets, business, Operations or affairs of the Borrowers and their Subsidiaries to:

(i)	its outside counsel, auditors and rating agencies,

(ii)

any Participant or any Person who intends to purchase a Participation in a portion of the Loan, or any sub-participant, credit insurer, or any other party that is seeking to acquire or has acquired an economic interest in the Loan, whether funded or unfunded, and, if a Participant or such a Person is an investment fund, any investors in such investment fund, and

(iii)

any other Person as IFC may deem appropriate in connection with the administration of the Loan, including any proposed sale, transfer, assignment or other disposition of IFC’s rights under this Agreement or any IFC Financing Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other IFC Financing Document.

(b) Each Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrowers and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 7.06 (a) does not violate any duty owed to any Borrower under this Agreement or under any such other agreement.

(c)  Each Borrower acknowledges that IFC in its absolute discretion may fund the Loan in whole or in part with proceeds from IFC thematic bond programs, such as green bonds or social bonds. In such event each Borrower agrees that for the duration of the Loan: (i) IFC may disclose non-confidential ex-ante estimates related to the Loan and its expected development impact in public reports to IFC’s bond investors, including the annual impact report for IFC’s green bond program and other similar publications, and (ii) if requested by IFC, each Borrower will confirm the details of any such estimates within 14 Business Days of receiving the request.

Section 7.07. Indemnification; No Consequential Damage. (a) Each Borrower shall, within 3 Business Days of demand, indemnify, defend and hold harmless IFC and its officers, directors, affiliates, employees, agents and representatives (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual or contingent losses, damages, liabilities, obligations, commitments, deficiencies, awards, fines, penalties, judgments, orders, decrees, claims, actions, suits, proceedings, investigations, demands, complaints, grievances, settlements, disputes, litigation and costs and expenses (including documented attorney fees and expenses, consultant, engineer, and other professional costs and expenses) (“Losses”) arising out of, in connection with, or related in any way to:

(i)

the execution, delivery or performance of this Agreement, any other IFC Financing Document, or any other agreement or instrument contemplated hereby or thereby or the carrying out of any other transactions contemplated hereby or thereby (including any breach of, or failure to perform, any of the representations, warranties, covenants, or obligations in this Agreement, any other IFC Financing Document, or any other agreement or instrument contemplated hereby or thereby);

(ii)	the Loan or the actual or proposed use of proceeds thereof;

(iii)

any actual or alleged non-compliance by any Borrower or any Guarantor (or any Person acting on behalf of any of them) with, or any liability or obligation under, any law, any Applicable E&S Law, and/or the Performance Standards; or

(iv)

any actual or prospective claim, action, suit, litigation, investigation, proceeding, inquiry, request for information, demand, complaint, dispute or grievance (each, a “Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is party thereto;

provided, that in any case, such indemnity will not be available to any Indemnitee to the extent that such Loss resulted directly from such Indemnitee’s gross negligence or willful misconduct (as determined by a final, non-appealable determination of a court or arbitral tribunal of competent jurisdiction).

(b)  The Borrowers’ indemnity obligations in this Section 7.07 are independent of and in addition to any rights of any Indemnitee in connection with any Loss (provided, however, that no Indemnitee shall be entitled to recover an amount twice in respect of the same Loss), and such obligations shall survive the execution, modification, and amendment of this Agreement and each other IFC Financing Document, the expiration, cancellation, or termination of IFC’s commitment, and the disbursement and repayment of the Loan.

(c) To the maximum extent permitted by law, the Borrowers shall not assert, and hereby agree to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, contingent, or punitive damages arising out of, in connection with, or relating to, this Agreement or any agreement or instrument contemplated hereby, the Loans or the use of the proceeds thereof.

(d) In respect of any Proceeding in connection with a Loss, each Indemnitee shall have the right but not the obligation to control its, his, or her defense; provided, however, that such Indemnitee shall, in respect of any decision to settle any such Proceeding, consult in good faith with the Borrowers.

Section 7.08. Successors and Assignees. (a) This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrowers may not assign or delegate any of their rights or obligations under this Agreement without the prior consent of IFC.

(b) IFC may at any time assign, all or a portion of its rights and obligations under this Agreement (including all or a portion of its undisbursed commitment and all or a portion of the outstanding principal amount under the Loan at the time owing to it) to any Permitted Assignee, subject in each case to: (i) the prior consent of the Borrowers will be required if such assignment is to a Disqualified Entity (unless an Event of Default has occurred and is continuing at the time of such assignment), provided that, the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by notice to IFC within five (5) Business Days after having received notice thereof from IFC; (ii) prior written notice to the Administrative Agent (receipt of which shall be acknowledged by the Administrative Agent); (iii) the minimum trade amount set forth in Section 11.06(b)(i) of the Syndicated Credit Agreement; and (iv) the limitations on the payment of additional amounts for Taxes in respect of payments made by the Borrowers or the Guarantors to any such assignee Person in excess of Indemnified Taxes and Section 3.01 of the Syndicated Credit Agreement; provided further, that:

(i)

IFC may at any time, upon prior notice to the Borrowers, assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its undisbursed commitment and all or a portion of the outstanding principal amount under the Loan at the time owing to it), if an Event of Default has occurred and is continuing, to any Person, without the prior consent of the Borrowers; and

(ii)

IFC may at any time, upon prior notice to the Borrowers, assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its undisbursed commitment and all or a portion of the outstanding principal amount under the Loan at the time owing to it) to a Lender under the Syndicated Credit provided, that upon any such assignment by IFC of all or a portion of its rights and obligations under this Agreement with respect to such commitments or the Loan (or portion thereof) in accordance with this Section 7.08, such commitments and/or the Loan (or portion thereof), as the case may be, shall constitute a commitment, or a Loan, as the case may be, for all purposes under (and in each case as defined in) the Syndicated Credit Agreement and shall be subject in all respects to the terms and conditions of the Syndicated Credit Agreement (including limitations on the payment of additional amounts for Taxes in respect of payments made by the Borrowers or the Guarantors to any such assignee Lender in excess of Indemnified Taxes); it being understood that no such Lender shall have any rights or obligations with respect to such commitment and/or Loan (or portion thereof) under this Agreement and upon such assignment, such assigned commitment and/or Loan (or portion thereof) shall not be subject to any terms or conditions of this Agreement and this Agreement shall terminate and be of no further force and effect with respect to such assignee Lender.

Section 7.09. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under any provision of this Agreement shall be in writing and: (a) in respect of terms and conditions specifically set forth in this Agreement (and not incorporated by reference to the Syndicated Credit Agreement) shall be signed by the Borrowers, the Administrative Agent and IFC, excluding, for the avoidance of doubt, the first paragraph of Section 3.01, Section 3.01(f) (with respect to the cross-reference to Section 6.11 (Use of Proceeds) of the Syndicated Credit Agreement only), the first paragraph of Section 5.01 (Affirmative Covenants), the first sentence of Section 5.01(g) (to the extent that it cross-references to information required to be delivered under the Syndicated Credit Agreement), and Section 6.02(a) (Events of Default) (to the extent it refers to Events of Default under and as defined in the Syndicated Credit Agreement), for each of which, an amendment, waiver or consent approved by the Required Lenders as required under the Syndicated Credit Agreement in respect of such cross-referenced Section or defined term of the Syndicated Credit Agreement shall be effective for purposes of this Agreement without requiring any further action or consent of the parties hereto; and (b) in respect of terms and conditions of this Agreement that are incorporated by reference to the Syndicated Credit Agreement (including, for the avoidance of doubt, those Sections of this Agreement specifically identified in Section 7.09(a) above), be deemed automatically amended, waived, or consented to, as applicable, as long as the Required Lenders approve such amendment, waiver, or consent, as applicable, in accordance with the terms of the Syndicated Credit Agreement without any action or consent of the parties hereto; provided, that notwithstanding the foregoing, any such amendment, waiver or consent to the Syndicated Credit Agreement which would have the effect of amending or modifying any of the specific terms set forth in this Agreement (excluding, for the avoidance of doubt, any terms set forth in this Agreement that incorporate by reference the terms of the Syndicated Credit Agreement or which otherwise provide that the terms of the Syndicated Credit Agreement shall apply to this Agreement) shall require the consent of the parties hereto and such amendment, waiver or consent shall be disregarded, for purposes of this Agreement, in the absence of such consent.

Section 7.10. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement. Delivery of an executed counterpart signature page by email shall constitute effective execution and delivery of this Agreement.

Section 7.11. Third Party Rights. (a) Subject to paragraph (b), this Agreement is for the sole benefit of IFC, the Administrative Agent, and the Borrowers and is not intended to, nor shall it be interpreted, and does not, provide or create any third party beneficiary rights or any other rights of any kind to any Person who, or entity that, is not a party to it. to enforce any of its terms.

(b) This Section 7.11 shall not apply to any Person who is defined as an Indemnitee in Section 7.07 (Indemnification; No Consequential Damages), except and only to the extent that any such Indemnitee (while not a party to this Agreement) is entitled to enforce the provisions of Section 7.07 (Indemnification; No Consequential Damages).

Section 7.12. Personal Data. If any Borrower, any Guarantor, or anyone acting on their behalf discloses any information relating to individuals to IFC in connection with the Loan or any of the IFC Financing Documents, other than names and contact details of Borrowers personnel involved in the Loan, the Borrowers shall ensure that:

(a) unless IFC has requested or agreed to provision of the information in personally identifiable form, the information is redacted or anonymized so that no individual is identifiable; and

(b) if any individuals are identifiable from the information:

(i)

the disclosure complies with any data protection or data privacy laws applicable to the Borrowers, the Guarantors and their Subsidiaries (such as any requirements to provide information to, or obtain consents from, those individuals), taking full account of IFC’s expected use of the information, including its inclusion in any IFC Financing Document, its disclosure in accordance with Section 7.06 (Disclosure of Information) or as set forth in IFC’s Products and Services Privacy Notice (ifc.org/privacy/productnotice);

(ii)	reasonable steps are taken to ensure that the information is accurate, and proportionate to the purposes of disclosure, and that the disclosure is fair to the individuals concerned; and

(iii)	the information is protected by appropriate security measures in transmission.

Section 7.13. Independence of the Borrower. Each Borrower confirms that:

(a)  it has engaged legal, tax, regulatory and accounting advisors, and such other professional advisors as it deems appropriate, with respect to all matters in connection with the Loan and the IFC Financing Documents; and

(b)  it has, upon its own due diligence as to all matters pertinent hereto with the assistance of its professional advisors, and notwithstanding any involvement of or consultation with IFC or any member of the World Bank Group and/or the Administrative Agent, independently evaluated, and fully understands, acknowledges, and accepts, all risks arising or potentially arising under or in connection with the Loan and each IFC Financing Document.

Section 7.14. Role of IFC. (a) Notwithstanding anything to the contrary provided under the IFC Financing Documents, it is specifically understood and agreed that IFC is acting solely as lender and is not, and shall not be deemed or construed to act as, agent, advisor or fiduciary for any Borrower, or any Guarantor, or for any other Person pursuant to the IFC Financing Documents.

(b) Except as expressly assumed by IFC under the IFC Financing Documents, IFC shall have no liability or obligation whatsoever to any Borrower, any Guarantor, or any other Person with respect to the transactions contemplated by the IFC Financing Documents (including, without limitation, for any oversight or monitoring, or any lack of oversight or monitoring, exercised by IFC in respect of, or the manner in which IFC may implement (or refrain from implementing), comply with (or refrain from complying with), any IFC policy (including the Action Plan and Performance Standards) or any Applicable E&S Law and the Borrowers or the Guarantors, as the case may be, assume full responsibility in respect of any action they take (or fail to take) in connection with any recommendation, instruction or advice that IFC may or may not give from time to time in connection with the Operations or any IFC Financing Document.

(c) Any reviews, approvals, or due diligence undertaken by IFC is for the sole benefit of IFC alone and not for the benefit of any third party, foreseen or unforeseen, or the Borrowers and shall create no fiduciary or other obligation in any respect to any third party, foreseen or unforeseen, or the Borrowers.

Section 7.15. Acknowledgment of CAO. Each Borrower hereby acknowledges and agrees that the CAO is IFC’s independent accountability mechanism for environmental and social concerns; and it has reviewed additional information about the CAO, including the CAO Policy, which is available at http://www.cao-ombudsman.org/.

[remainder of page intentionally left blank; signatures follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

GRUPO SALUD AUNA MÉXICO, S.A. DE C.V.

By:	/s/ Edgardo Cavalié
Name:	Edgardo Cavalié
Title:	Attorney-in-Fact

HOSPITAL Y CLÍNICA OCA, S.A. DE C.V.

By:	/s/ Edgardo Cavalié
Name:	Edgardo Cavalié
Title:	Attorney-in-Fact

ONCOSALUD, S.AC.

By:	/s/ Edgardo Cavalié
Name:	Edgardo Cavalié
Title:	Attorney-in-Fact

[Signature Page to Loan Agreement]

BANCO CITI MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO CITI MÉXICO, DIVISIÓN FIDUCIARIA, as Administrative Agent

By:	/s/ Elva Nelly Wing Treviño
Name: Elva Nelly Wing Treviño
Title: Trust Delegate

By:	/s/ Guillermo Sáenz Rodríguez
Name: Guillermo Sáenz Rodríguez
Title: Trust Delegate

[Signature Page to Loan Agreement]

INTERNATIONAL FINANCE CORPORATION, as Parallel Lender

By:	/s/ Carmen de Paula
Name: Carmen de Paula
Title: Manager

[Signature Page to Loan Agreement]